Computation of Consolidated Ratio of Earnings to Fixed Charges


KEYSPAN CORPORATION


                             Twelve Months      Twelve Months     Twelve Months Twelve Months                       Nine Months
                                 Ended              Ended             Ended          Ended     Nine Months Ended        Ended
                          December 31, 1995  December 31, 1996  March 31, 1997 March 31, 1998  December 31, 1998    September30,1999
                          ------------------ ------------------ -------------- --------------- ------------------- -----------------


Earnings
  Net Income                          303,286          316,464          322,409     362,240       (196,074)            180,452
  Federal Income Tax                  205,538          209,257          211,333     232,653       (159,500)             98,372
  Interest on Long-Term Debt          412,512          384,198          372,108     351,261        117,388              83,782
  Other Interest Charges               63,461           67,130           66,818      57,805         22,800              13,062
  Portion of Rentals Representing
     Interest                           4,701            4,758            3,390       3,309          9,641              10,112
  Adjustment Related to Equity
     Investments                           92              (24)             (22)         (5)        (1,623)             (3,374)

                                 -------------   --------------  ---------------  ----------   ------------  ------------------
  Earnings Available to Cover
     Fixed Charges                    989,590          981,783          976,036   1,007,263       (207,368)            382,406
                                 =============   ==============  ===============  ==========   ============  ==================


Fixed Charges
 Interest on Long-Term Debt          412,512          384,198          372,108     351,261        125,198              92,373
 Other Interest Charges               63,461           67,130           66,818      57,805         22,800              13,062
 Portion of Rentals Representing
    Interest                           4,701            4,758            3,390       3,309          9,641              10,112

                                  -------------   --------------  ---------------  ----------   ------------  ------------------

 Total Fixed Charges                 480,674          456,086          442,316     412,375        157,639             115,547
                                  =============   ==============  ===============  ==========   ============  ==================


Ratio of Earnings to Fixed
   Charges                                2.06             2.15             2.21        2.44          (a)                3.31
                                  =============   ==============  ===============  ==========   ============  ==================


(a) For the nine months ended December 31, 1998, earnings were insufficient to cover fixed charges by $365.0 million. During the nine months ended December 31, 1998 the Company incurred the following special charges (after tax): charges associated with the transaction with Long Island Power Authority of $107.9 million; charges associated with the merger with KeySpan Energy of $83.5 million; an impairment charge of $54.1 million to write-down the value of proved gas reserves; and a charge of $13.0 million to establish a not-for-profit philanthropic foundation.